Exhibit 99.2

(2) The Designated Filer was a general partner, and LB Interstate LP LLC was a limited partner (the "Limited Partner"), of DEL/LB IHR II, LP (the "Subsidiary Partnership"), which holds 480,185 shares of the Issuer's common stock by reason of the transactions contemplated by the Distribution and Contribution Agreements of CGLH Partners I LP and CGLH Partners II LP, each dated August 17, 2004 (the "Distribution and Contribution Agreements"). On September 30, 2004, the Subsidiary Partnership repurchased the general and limited partnership interests of the Designated Filer and the Limited Partner at a repurchase price of $1,350,338.38 pursuant to the agreement of limited partnership of the Subsidiary Partnership. Lehman Brothers Holdings, Inc., Lehman ALI Inc., Property Asset Management Inc. and PAMI LLC hold, directly or indirectly, all of the interests of the Designated Filer and the
     Limited Partner. In connection with the consummation of the transactions contemplated by the Distribution and Contribution Agreements, CGLH Partners I LP and CGLH Partners II LP dissolved and liquidated.